                                                                    Exhibit 99.1

Harris Interactive Achieves Record Earnings for Third Quarter Fiscal 2003

             Revenue of $32.1 million up 13.3 percent from last year
 Net income up 24 percent from previous quarter to a record five cents per share

Rochester, NY -- April 23, 2003 -- Harris Interactive(R) (Nasdaq: HPOL) reported revenue and earnings for its third quarter of fiscal 2003 ended March 31, 2003. Revenue for the quarter was $32.1 million, up 13.3% from $28.3 million reported for the same period a year ago, and approximately even with $32.5 million revenue reported for the second quarter of fiscal 2003.

Net income for the fiscal third quarter was $2.6 million or $0.05 per share, up 24% compared to $2.1 million or $0.04 per share reported for the second quarter of fiscal 2003. The Company reported a net loss of $1.2 million or ($0.02) per share for the same period a year ago.

For the nine-month period ended March 31, 2003, revenue was $94.9 million, and diluted net income was $5.6 million or $0.10 per share.

Expect sales to build - driven by HI Europe
Dr. Gordon S. Black, chairman and CEO, commented, "Our sales did dip in March, due partly to uncertainty related to the war in Iraq. We now believe that the sales slowdown was a temporary phenomenon. April sales are up, especially in Europe where we are experiencing an increase in Internet-based research and a growing backlog of proposals and contracts."

Increased gross margin and continued cost management boost income and EBITDA EBITDA for the quarter was $3.9 million, or 12% of revenue, up from $3.3 million or 10% of revenue for the second quarter of fiscal 2003. EBITDA for the third quarter fiscal 2002 was $323,000. EBITDA, a non-GAAP financial measure, is calculated as operating income plus depreciation and amortization expense, and is reconciled to GAAP net income in the attached financial summary. "Our service bureau had a significant increase in higher-margin Internet data collection, which, combined with continued cost management, helped boost both earnings and EBITDA. This is our fifth consecutive quarter of increased net income, and our 12% EBITDA rate places us at the top of the profitability curve for custom market research companies according to the Council of American Survey Research Organizations (CASRO)," stated Albert Angrisani, president and COO.

Internet-based revenue up over 25% from last year
Internet-based revenue for the fiscal third quarter was $15.3 million, up more than 25% over the $12.2 million of Internet-based revenue reported for the same period last year, and up 49% over the same nine-month period a year ago. As of the third quarter of fiscal 2003, Internet-based revenue made up 48% of the total revenue of the Company, and continues to increase.

Cash jumps 17 percent - now exceeds $35 million
The Company reported cash and marketable securities at March 31, 2003 of $35.3 million, up $5.1 million or 17% from $30.2 million reported at the end of the second quarter of fiscal 2003. The Company continues to remain essentially debt-free.

European online research now underway and expanding
Dr. Black said, "I have spent the past few weeks in Europe introducing our Internet-based research capability to existing and new accounts. Based on those calls, I believe that the European market is more receptive today to our Internet capabilities than the U.S. market was three years ago when we started our Internet-based sales efforts here. Our European panel is expanding nicely, and we are ready to capitalize on that interest."

Revenue and earnings expectations for fiscal year remain unchanged
Regarding the rest of the fiscal year, Bruce Newman, CFO, stated, "Based upon current sales rates and excluding any extraordinary events, we expect that fourth quarter fiscal 2003 revenue will be approximately $33 to $35 million and will generate $0.05 per share in net earnings. Therefore, for the full fiscal year, we are reaffirming our previous guidance, and expect that revenue will be in the $128 - $130 million range, generating diluted net income of $0.16 per share."

Conference call and webcast access information
The Company has scheduled a conference call to discuss these results and the remainder of the fiscal year on Thursday, April 24, 2003 at 8:30 a.m. ET. Gordon
S. Black, chairman and CEO; Albert Angrisani, president and COO and Bruce Newman, CFO, will host the teleconference. Formal remarks will be followed by a question and answer session.

To access the conference call, please dial toll-free (800) 310-6649 in the United States and Canada, or (719) 457-2693 internationally by 8:20 a.m. ET on April 24 - and please reference "Harris Interactive." A live webcast of the conference call will also be accessible via the Company's website at www.harrisinteractive.com. Following the call, an archived version of the webcast will be available for 30 days at the same address.

        Please see attached schedules for detailed financial information.

About Harris Interactive(R)
Harris Interactive (WWW.HARRISINTERACTIVE.COM) is a worldwide market research and consulting firm best known for The Harris Poll(R), and for pioneering the Internet method to conduct scientifically accurate market research. Headquartered in Rochester, New York, U.S.A., Harris Interactive combines proprietary methodologies and technology with expertise in predictive, custom and strategic research. The Company conducts international research through wholly owned subsidiaries--London-based HI Europe (WWW.HIEUROPE.COM) and Tokyo-based Harris Interactive Japan--as well as through the Harris Interactive Global Network of local market- and opinion-research firms, and various U.S. offices. EOE M/F/D/V

To become a member of the Harris Poll OnlineSM and be invited to participate in future online surveys, visit WWW.HARRISPOLLONLINE.COM.


Contact:

Dan Hucko
VP, Corporate Communications, Investor Relations
Harris Interactive
585-214-7470
dhucko@harrisinteractive.com

Safe Harbor Statement
This media release includes statements that may constitute forward-looking information. We caution you that these forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those discussed. Additional detailed information concerning a number of factors that could cause actual results to differ is readily available in the "Risk Factors" section of the most recent Annual Report on form 10-K filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934.

                             HARRIS INTERACTIVE INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                 (In thousands, except share and per share data)
                                   (Unaudited)


                                                                  Three months ended                       Nine months ended
                                                                       March 31,                                March 31,
                                                          ---------------- -------------------   ----------------- -----------------
                                                               2003                2002               2003               2002*
Revenues from services                                      $    32,080         $    28,323        $    94,877         $    70,261
Cost of services                                                 16,141              14,536             49,637              38,129
                                                          ---------------- -------------------   ----------------- -----------------
   Gross profit                                                  15,939              13,787             45,240              32,132
                                                                    50%                 49%                48%                 46%
Operating expenses:
   Sales and marketing expenses                                   2,352               3,023              6,487               7,376
   General and administrative expenses                            9,968              10,441             29,977              29,102
   Depreciation and amortization                                  1,443               1,764              4,200               5,510
   Restructuring (credits) charges and asset write-downs           (273)                  -               (662)              6,222
                                                          ---------------- -------------------   ----------------- -----------------
      Operating income (loss)                                     2,449              (1,441)             5,238             (16,078)

Interest and other income, net                                      108                 225                387               1,116
                                                          ---------------- -------------------   ----------------- -----------------
Net income (loss) before income taxes                             2,557              (1,216)             5,625             (14,962)
                                                          ---------------- -------------------   ----------------- -----------------
Income tax expense                                                    -                   -                  -                   -
                                                          ---------------- -------------------   ----------------- -----------------
Net income (loss)                                                 2,557              (1,216)             5,625             (14,962)

Basic net income (loss) per share                           $      0.05         $     (0.02)       $      0.11         $     (0.34)
Diluted net income (loss) per share                         $      0.05         $     (0.02)       $      0.10         $     (0.34)

Weighted average shares outstanding -
                   Basic                                     53,162,127          51,998,168         52,680,549          44,133,169
                   Diluted                                   55,424,689          51,998,168         54,330,591          44,133,169


Calculation of EBITDA:                                            Three months ended                    Nine months ended
                                                                       March 31,                             March 31,
                                                               2003               2002               2003              2002*
                                                          ------------------------------------   -----------------------------------
   Net income (loss)                                              2,557             (1,216)             5,625            (14,962)
   Less: interest and other income, net                            (108)              (225)              (387)            (1,116)
   Plus: income tax expense                                           -                  -                  -                  -
   Plus: depreciation and amortization                            1,443              1,764              4,200              5,510
                                                          ------------------------------------   -----------------------------------
             EBITDA                                               3,892                323              9,438            (10,568)
                                                          ------------------------------------   -----------------------------------

           * Includes Total Research Corp. results from 11/01/01 only.

                             HARRIS INTERACTIVE INC.
                           CONSOLIDATED BALANCE SHEETS
                                 (In thousands)
                                   (Unaudited)



                                                                    March 31,             June 30,
                                                                      2003                  2002


   Assets

Current assets:
   Cash and cash equivalents                                          $ 16,449             $ 10,787
   Marketable securities                                                18,836               17,070
   Accounts receivable, net                                             18,902               20,791
   Costs and estimated earnings in excess
      of billings on uncompleted contracts                               3,497                4,669
   Other current assets                                                  4,651                4,808
                                                                ---------------        --------------
              Total current assets                                      62,335               58,125

Property, plant and equipment, net                                       7,862                9,703
Goodwill                                                                63,677               63,428
Other intangibles, net                                                     808                1,042
Other assets                                                             3,382                3,221
                                                                ---------------        --------------
              Total assets                                           $ 138,064            $ 135,519

Liabilities and Stockholders' Equity

Current liabilities:
   Current installment of long-term debt                                 $ 161              $ 1,193
   Accounts payable                                                      4,943                7,417
   Accrued expenses                                                      8,783               11,081
   Short-term borrowings                                                   758                  811
   Billings in excess of costs and estimated
      earnings on uncompleted contracts                                 11,617                9,824
                                                                ---------------        --------------
              Total current liabilities                                 26,262               30,326

Long-term debt, excluding current installment                              199                  314
Other long-term liabilities                                                789                1,579

              Total stockholders' equity                               110,814              103,300
                                                                ---------------        --------------
              Total liabilities and stockholders' equity             $ 138,064            $ 135,519